Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 80 to the Registration Statement of Deutsche Money Funds (Form N-1A, No. 002-51992) of our report dated September 22, 2017 on the financial statements and financial highlights of Deutsche Money Market Prime Series, (one of the funds constituting the Deutsche Money Funds), included in the Fund’s Annual Report for the fiscal year ended July 31, 2017.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

November 21, 2017